Exhibit 10.15

DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

THIS DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT is made as of December 21, 2016 (the “Effective Date”) by and between RHYTHM PHARMACEUTICALS, INC., a Delaware corporation with offices at 500 Boylston Street, 11th Floor, Boston, MA 02116, USA (“Rhythm”) and RECIPHARM MONTS SAS, a French corporation with an office at 18 route de Montbazon, 37 260 Monts, France (“Manufacturer”).

RECITALS:

WHEREAS, Rhythm desires to engage Manufacturer to perform certain Development and/or Manufacturing Services (as those terms are defined below), on the terms and conditions set forth below, and Manufacturer desires to perform such Services for Rhythm.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the Rhythm covenants of the parties set forth in this Agreement, the parties hereto agree as follows:

1.                                      Definitions. Unless this Agreement expressly provides to the contrary, the following terms, whether used in the singular or plural, have the respective meanings set forth below:

1.1                               “Affiliate” means, with respect to either Rhythm or Manufacturer, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Rhythm or Manufacturer, as the case may be. As used in the definition of Affiliate, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

1.2                               “Agreement” means this Development and Manufacturing Services Agreement, together with all Appendices attached hereto, as amended from time to time by the parties in accordance with Section 15.6, and all fully signed Work Orders entered into by the parties.

1.3                               “API/Drug Substance” means the active pharmaceutical ingredient or drug substance identified on the applicable Work Order, or any intermediate or component of such active pharmaceutical ingredient or drug substance.

1.4                               “Applicable Law” means all applicable UK, United States and European Union ordinances, rules, regulations, laws, guidelines, guidances, requirements and court orders of any kind whatsoever of any Authority, as amended from time to time including, without limitation, cGMP (if applicable) together with those of such additional jurisdictions as the parties may from time to time agree in writing.

1.5                               “Authority” means any government regulatory authority responsible for granting approvals for the performance of Services under this Agreement or for issuing regulations pertaining to the Manufacture and/or use of Product in the intended country of use being at the date hereof the ANSM and the FDA, together with such additional government regulatory authorities as the parties may from time to time agree in writing.

CONFIDENTIAL

1.6                               “Batch” means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of Manufacture as defined by the applicable Batch record.

1.7                               “Batch Documentation” has the meaning set forth in Section 6.2.

1.8                               “Certificate of Analysis” means a document signed by an authorized representative of Manufacturer, describing Specifications for, and testing methods applied to, Product, and the results of testing.

1.9                               “Certificate of Compliance” means a document, signed by an authorized representative of Manufacturer, certifying that a particular Batch was Manufactured in accordance with cGMP (if applicable), all other Applicable Law, and the Specifications.

1.10                        “cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Authority.

1.11                        “Change Order” has the meaning set forth in Section 5.3.

1.12                        “Confidential Information” has the meaning set forth in Section 10.

1.13                        “Delivery “ means availability of a Batch at the Facility following Rhythm’s acceptance in accordance with Section 6.3.

1.14                        “Develop” or “Development” means the studies and other activities conducted by Manufacturer under this Agreement to develop, implement and/or validate all or any part of a Manufacturing Process including, without limitation, analytical tests and methods, formulations and dosage forms and stability.

1.15                        “Equipment” means any equipment or machinery, including Rhythm Equipment, used by Manufacturer in the Development and/or Manufacturing of Product, or the holding, processing, testing, or release of Product.

1.16                        “Facility” means the facility(ies) of Manufacturer identified in the applicable Work Order.

1.17                        “FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions.

1.18                        “FDCA” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §321 et seq., as amended from time to time.

1.19                        “force majeure” has the meaning set forth in Section 15.2.

1.20                        “Improvements” means all Technology and discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights (whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice in the performance of Services under this Agreement.

1.21                        “IND” means an Investigational New Drug application filed with the FDA in accordance with Applicable Law.

1.22                        “Manufacture” and “Manufacturing” means any steps, processes and activities necessary to produce Product including, without limitation, the manufacturing, processing, primary packaging, labeling (except for investigational materials for clinical trials), quality control testing, stability testing, release, storage or supply of Product.

1.23                        “Manufacturer Indemnitees” has the meaning set forth in Section 12.2.

1.24                        “Manufacturer Technology” means the Technology of Manufacturer (a) existing prior to the Effective Date, or (b) developed or obtained by or on behalf of Manufacturer independent of this Agreement and without reliance upon the Confidential Information of Rhythm.

1.25                        “Manufacturing Process” means any and all processes and activities (or any step in any process or activity) used or planned to be used by Manufacturer to Manufacture Product, as evidenced in the Batch Documentation or master Batch Documentation.

1.26                        “New Drug Application” means a New Drug Application filed with the FDA in accordance with Applicable Law.

1.27                        “Product” means any API/Drug Substance or drug product comprised of API/Drug Substance in each case as specified in the applicable Work Order, including, if applicable, bulk packaging and/or labeling as provided in such Work Order.

1.28                        “Quality Agreement” has the meaning set forth in Section 2.2.

1.29                        “Records” has the meaning set forth in Section 5.4(a).

1.30                        “Representative” has the meaning set forth in Section 3.1.

1.31                        “Reprocess” and “Reprocessing” means introducing a Product back into the process and repeating appropriate manipulation steps that are part of the established Manufacturing Process. Continuation of a process step after an in-process control test show the process to be incomplete is not considered reprocessing.

1.32                        “Rework” and “Reworking” means subjecting a Product to one or more processing steps that are different from the established Manufacturing Process.

1.33                        “Rhythm Equipment” means the Equipment, if any, identified on the applicable Work Order as being provided by Rhythm or purchased or otherwise acquired by Manufacturer at Rhythm’s expense.

1.34                        “Rhythm Indemnitees” has the meaning set forth in Section 12.1.

1.35                        “Rhythm Materials” means the materials identified in the applicable Work Order as being provided by Rhythm, including labels (if any) for Product.

1.36                        “Rhythm Technology” means (a) Rhythm Materials and any intermediates, components, or derivatives of Rhythm Materials, (b) Product and any intermediates, components, or derivatives of Product, (c) Specifications, and (d) the Technology of Rhythm or its Affiliates (i)

existing prior to the Effective Date, or (ii) developed or obtained by or on behalf of Rhythm or its Affiliates independent of this Agreement and without reliance upon the Confidential Information of Manufacturer.

1.37                        “Services” means the Development, Manufacturing and/or other services described in a Work Order entered into by the parties.

1.38                        “Specifications” means the list of tests, references to any analytical procedures and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria to which Product at any stage of Manufacture should conform to be considered acceptable for its intended use that are provided by or approved by Rhythm, as such specifications are amended or supplemented from time to time by the parties in writing.

1.39                        “Technology” means all methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications and other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws).

1.40                        “Work Order” means a written work order referencing this Agreement, substantially in the form attached hereto as Appendix A. for the performance of Services by Manufacturer under this Agreement.

2.                                      Engagement of Manufacturer.

2.1                               Services and Work Orders. From time to time, Rhythm may wish to engage Manufacturer to perform Services for Rhythm. Such Services will be set forth in a Work Order. Each Work Order will be appended to this Agreement, will include the material terms for the project, and may include the scope of work, specified Services, Specifications, deliverables, timelines, milestones (if any), quantity, budget, payment schedule and such other details and special arrangements as are agreed to by the parties with respect to the activities to be performed under such Work Order. No Work Order will be effective unless and until it has been agreed to and signed by authorized representatives of both parties. Documents relating to the relevant project, including without limitation Specifications, proposals, quotations and any other relevant documentation, will only be effective if attached to the applicable Work Order and incorporated in the Work Order by reference. Each fully signed Work Order will be subject to the terms of this Agreement and will be incorporated herein and form part of this Agreement. Manufacturer will perform the Services specified in each fully signed Work Order, as amended by any applicable Change Order(s), and in accordance with the terms and conditions of such Work Order and this Agreement. Notwithstanding the foregoing, nothing in this Agreement will obligate either party to enter into any Work Order under this Agreement.

2.2                               Quality Agreement. If appropriate or if required by Applicable Law, the parties will also agree upon a Quality Agreement containing quality assurance provisions for the Manufacture of Product (“Quality Agreement”), which agreement will also be attached to the applicable Work Order and incorporated by reference in the Work Order.

2.3                               Conflict Between Documents. If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and any Work Order, Quality Agreement, purchase order, or other document or form used by the parties, the terms of this Agreement will control.

3.                                      Project Performance.

3.1                               Representatives. Each party will appoint a representative having primary responsibility for day-to-day interactions with the other party for the Services (each, a “Representative”), who will be identified in the applicable Work Order. Each party may change its Representative by providing written notice to the other party in accordance with Section 15.3; provided that Manufacturer will use reasonable efforts to provide Rhythm with at least forty-five (45) days prior written notice of any change in its Representative for the Services. Except for notices or communications required or permitted under this Agreement, which will be subject to Section 15.3, or unless otherwise mutually agreed by the parties in writing, all communications between Manufacturer and Rhythm regarding the conduct of the Services pursuant to such Work Order will be addressed to or routed directly through the parties’ respective Representatives.

3.2                               Communications. The parties will hold project team meetings via teleconference or in person, on a periodic basis as agreed upon by the Representatives. Manufacturer will make written reports to Rhythm as specified in the applicable Work Order.

3.3                               Subcontracting. Manufacturer may not subcontract with any third party including, but not limited to, any Affiliate of Manufacturer, to perform any of its obligations under this Agreement without the prior written consent of Rhythm. Manufacturer will be solely responsible for the performance of any permitted subcontractor, and for costs, expenses, damages, or losses of any nature arising out of such performance as if such performance had been provided by Manufacturer itself under this Agreement. Manufacturer will cause any such permitted subcontractor to be bound by, and to comply with, the terms of this Agreement, as applicable, including without limitation, all confidentiality, quality assurance, regulatory and other obligations and requirements of Manufacturer set forth in this Agreement.

3.4                               Duty to Notify. Manufacturer will promptly notify Rhythm if at any time during the term of this Agreement Manufacturer has reason to believe that it will be unable to perform or complete the Services in a timely manner. Compliance by Manufacturer with this Section 3.4 will not relieve Manufacturer of any other obligation or liability under this Agreement.

4.                                      Materials and Equipment.

4.1                               Supply of Materials. Unless the parties otherwise agree in a Work Order, Manufacturer will supply, in accordance with the relevant approved raw material specifications, all materials to be used by Manufacturer in the performance of Services under a Work Order other than the Rhythm Materials specified in such Work Order. Rhythm or its designees will provide Manufacturer with the Rhythm Materials. Manufacturer agrees (a) to account for all Rhythm Materials, (b) not to provide Rhythm Materials to any third party without the express prior written consent of Rhythm, (c) not to use Rhythm Materials for any purpose other than conducting the Services, including, without limitation, not to analyze, characterize, modify or reverse engineer any Rhythm Materials or take any action to determine the structure or composition of any Rhythm Materials unless required pursuant to a signed Work Order, and (d) to destroy or return to Rhythm all unused quantities of Rhythm Materials according to Rhythm’s written directions.

4.2                               Ownership of Materials. Rhythm will at all times retain title to and ownership of the Rhythm Materials, Product, any intermediates and components of Rhythm Materials or Product, and any work in process at each and every stage of the Manufacturing Process. Manufacturer will provide within the Facility an area or areas where the Rhythm Materials, Product, any intermediates and components of Rhythm Materials or Product, and any work in process are segregated and stored in accordance with the Specifications and cGMP (if applicable), and in such a way as to be able at all times to clearly distinguish such materials from products and materials belonging to Manufacturer, or held by it for a third party’s account. Manufacturer will ensure that Rhythm Materials, Product, any intermediates and components of any Rhythm Materials or Product, and any work in process are free and clear of any liens or encumbrances. Manufacturer will at all times take such measures as are required to protect the Rhythm Materials, Product, any intermediates and components of any Rhythm Materials or Product, and any work in process from risk of loss or damage at all stages of the Manufacturing Process. Manufacturer will immediately notify Rhythm if at any time it believes any Product or Rhythm Materials, or any intermediates and components of any Rhythm Materials or Product, have been damaged, lost or stolen.

4.3                               Supply of Equipment. Unless otherwise agreed in a Work Order, Manufacturer will supply all Equipment necessary to perform the Services, except that Rhythm will supply the Rhythm Equipment, if any. The Rhythm Equipment will not be used by Manufacturer except in performance of Services under the applicable Work Order. Title to the Rhythm Equipment will remain with Rhythm and Manufacturer will ensure that the Rhythm Equipment is properly labeled as Rhythm property and remains free and clear of any liens or encumbrances. At Rhythm’s written request, the Rhythm Equipment will be returned to Rhythm, or to Rhythm’s designee, at Rhythm’s expense. Manufacturer will be responsible, at its own cost, for maintenance of the Rhythm Equipment. To the extent Rhythm provides spare parts for the Rhythm Equipment, such spare parts will remain the property of Rhythm and will be used by Manufacturer only for maintenance of the Rhythm Equipment. Manufacturer will immediately notify Rhythm if at any time it believes any Rhythm Equipment has been damaged, lost or stolen.

5.                                      Development and Manufacture of Product.

5.1                               Resources; Applicable Law. Manufacturer will comply with all Applicable Law in performing Services.

5.2                               Facility.

(a)                                 Performance of Services. Manufacturer will perform all Services at the Facility, provide all staff necessary to perform the Services in accordance with the terms of the applicable Work Order and this Agreement, and hold at such Facility all Equipment, Rhythm Equipment, Rhythm Materials and other items used in the Services. Manufacturer will not change the location of such Facility or use any additional facility for the performance of Services under this Agreement without at least one hundred fifty (150) days prior written notice to, and prior written consent from, Rhythm, which consent will not be unreasonably withheld or delayed (it being understood and agreed that Rhythm may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment of the new location or additional facility, as the case may be). Manufacturer will maintain, at its own expense, the Facility and all Equipment required for the Manufacture of Product in a state of repair and operating efficiency consistent with the requirements of cGMP (if applicable) and all Applicable Law.

(b)                                 Validation. Manufacturer will be responsible for performing all validation of the Facility, Equipment and cleaning and maintenance processes employed in the Manufacturing Process in accordance with cGMP (if applicable), Manufacturer’s SOPs, the applicable Quality Agreement (if any), Applicable Law, and in accordance with any other validation procedures established by Rhythm and made known in writing to Manufacturer. Manufacturer will also be responsible for ensuring that all such validated processes are carried out in accordance with their terms.

(c)                                  Licenses and Permits. Manufacturer will be responsible for obtaining, at its expense, any Facility or other licenses or permits, and any regulatory and government approvals necessary for the performance of Services by Manufacturer under this Agreement. At Rhythm’s request, Manufacturer will provide Rhythm with copies of all such approvals and submissions to Authorities, and Rhythm will have the right to use any and all information contained in such approvals or submissions in connection with regulatory approval and/or commercial development of Product.

(d)                                 Access to Facility. Manufacturer will permit Rhythm or its duly authorized representatives, upon reasonable advance written notice, to observe and consult with Manufacturer during the performance of Services under this Agreement, including without limitation the Manufacturing of any Batch of Product. Manufacturer also agrees that Rhythm and its duly authorized agents will have continuous access, during operational hours and during active Manufacturing, to inspect the Facility and Manufacturing Process, with reasonable scope and frequency, to ascertain compliance by Manufacturer with the terms of this Agreement, including, without limitation, inspection of (i) the Equipment and materials used in the performance of Services, (ii) the holding facilities for such materials and Equipment, and (iii) all Records relating to such Services and the Facility. Rhythm will also have the right, at its expense, to conduct “mock” pre-approval audits upon reasonable notice to Manufacturer, and Manufacturer agrees to cooperate with Rhythm in such “mock audits.” A “mock audit” will not be conducted more than once a year during maximum 2 days with 2 persons. The cost of any other audits shall be quoted and agreed.

5.3                               Changes to Work Orders. Manufacturing Process and Specifications.

(a)                                 Changes to Work Orders. If the scope of work of a Work Order changes, then the applicable Work Order may be amended as provided in this Section 5.3(a). If a required modification to a Work Order is identified by Rhythm or by Manufacturer, the identifying party will notify the other party in writing as soon as reasonably possible. Manufacturer will provide Rhythm with a change order containing a description of the required modifications and their effect on the scope, fees (including remuneration for waste and scrap if any) and timelines specified in the Work Order (“Change Order”), and will use reasonable efforts to do so within ten (10) business days of receiving or providing such notice, as the case may be. No Change Order will be effective unless and until it has been signed by authorized representatives of both parties. If Rhythm does not approve such Change Order, and has not terminated the Work Order, but requests the Work Order to be amended to take into account the modification, then the parties will use reasonable efforts to agree on a Change Order that is mutually acceptable. If practicable, Manufacturer will continue to work under the existing Work Order during any such negotiations, provided such efforts would facilitate the completion of the work envisioned in the proposed Change Order, but will not commence work in accordance with the Change Order until it is authorized in writing by Rhythm.

(b)                                 Process/Specifications Changes. Any change or modification to the Manufacturing Process or Specifications for any Product must be approved in advance by Rhythm and will be made in accordance with the change control provisions of the applicable Quality Agreement. In the event that the parties’ compliance with Applicable Law (including but not limited to any change thereto or change in interpretation thereof by any Authority) requires any change to the Product or Manufacturing Process, the parties shall negotiate in good faith with respect to an appropriate amendment to this Agreement and associated documentation (including any applicable Work Order and applicable Quality Agreement) to implement such change.

5.4                               Record and Sample Retention.

(a)                                 Records. Manufacturer will keep complete and accurate records (including, without limitation, reports, accounts, notes, data, and records of all information and results obtained from performance of Services) of all work done by it under this Agreement, in form and substance as specified in the applicable Work Order, the applicable Quality Agreement, and this Agreement (collectively, the “Records”). All such Records will be the property of Rhythm. Manufacturer will not transfer, deliver or otherwise provide any such Records to any party other than Rhythm, without the prior written approval of Rhythm. Records will be available at reasonable times for inspection, examination and copying by or on behalf of Rhythm. All original Records of the Development and Manufacture of Product under this Agreement will be retained and archived by Manufacturer in accordance with cGMP (if applicable) and Applicable Law, but in no case for less than a period of five (5) years following completion of the applicable Work Order. Upon Rhythm’s request, Manufacturer will promptly provide Rhythm with copies of such Records. Five (5) years after completion of a Work Order, all of the aforementioned records will be sent to Rhythm or Rhythm’s designee; provided, however, that Rhythm may elect to have such records retained in Manufacturer’s archives for an additional period of time at a reasonable charge to Rhythm.

(b)                                 Sample Retention. Manufacturer will take and retain, (i) for such period and in such quantities as may be required by cGMP (or other applicable Authority), and (ii) for such additional period and in such additional quantities as may be required by the applicable Quality Agreement, samples of Product from the Manufacturing Process produced under this Agreement. Further, upon Rhythm’s written request, Manufacturer will submit such samples to Rhythm, except to the extent that Manufacturer is required by applicable cGMP to retain possession of any such samples pursuant to the preceding clause (i).

5.5                               Regulatory Matters,

(a)                                 Regulatory Approvals. Rhythm will be responsible for obtaining, at its expense, all regulatory and governmental approvals and permits necessary for Rhythm’s use of any Product Developed and/or Manufactured under this Agreement, including, without limitation, IND, ANDA, and NDA submissions and any analogous submissions filed with the appropriate Authority of a country other than the United States. Manufacturer will be responsible for providing Rhythm with all supporting data and information relating to the Development and/or Manufacture of Product necessary for obtaining such approvals, including, without limitation, all Records, raw data, reports, authorizations, certificates, methodologies, Batch Documentation, raw material specifications, SOPs, standard test methods, Certificates of Analysis, Certificates of Compliance and other documentation in the possession or under the control of Manufacturer relating to the Development and Manufacture of Product (or any intermediate, or component of Product).

(b)                                 Regulatory Inspections. Manufacturer will permit Rhythm or its agents to be present and participate in any visit or inspection by any Authority of the Facility (to the extent it relates in any way to any Product) or the Manufacturing Process. Manufacturer will to the extent the same relates to or affects the Development and/or Manufacture of Product give as much advance notice as possible to Rhythm of any such visit or inspection described in the preceding sentence. Manufacturer will provide Rhythm with a copy of any report or other written communication received from such Authority in connection with such visit or inspection, and any written communication received from any Authority relating to any Product, the Facility (if it relates to or affects the Development and/or Manufacture of Product) or the Manufacturing Process, within twenty-four (24) hours after receipt, and will consult with, and require approval from, Rhythm before responding to each such communication; provided, that the copies of such communications and responses so provided to Rhythm by Manufacturer may be redacted as necessary to remove customer names and product or manufacturing information unrelated to the Development and/or Manufacture of Product. Rhythm shall provide its responses in a timely manner to enable Manufacturer to comply with any timeframes for response to imposed by such Authority. Manufacturer will provide Rhythm with a copy of its final responses within five (5) business days after submission.

5.6                               Waste Disposal. The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated in connection with the Services will be the responsibility of Manufacturer at Manufacturer’s sole cost and expense. Without limiting other applicable requirements, Manufacturer will prepare, execute and maintain, as the generator of waste, all licenses, registrations, approvals, authorizations, notices, shipping documents and waste manifests required under Applicable Law.

5.7                               Safety Procedures. Manufacturer will be solely responsible for implementing and maintaining health and safety procedures for the performance of Services and for the handling of any materials or hazardous waste used in or generated by the Services. Manufacturer, in consultation with Rhythm, will develop safety and handling procedures for API/Drug Substance and Product as specified in the Specifications; provided, however, that Rhythm will have no responsibility for Manufacturer’s health and safety program.

6.                                      Testing and Acceptance Process.

6.1                               Testing by Manufacturer. The Product Manufactured under this Agreement will be Manufactured in accordance with the Manufacturing Process approved by Rhythm, and with cGMP (unless otherwise expressly stated in the applicable Work Order). Each Batch of Product will be sampled and tested by Manufacturer against the Specifications, and the quality assurance department of Manufacturer will review the documentation relating to the Manufacture of the Batch and will assess if the Manufacture has taken place in compliance with cGMP (if applicable) and the Manufacturing Process.

6.2                               Provision of Records. If, based upon such tests and documentation review, a Batch of Product conforms to the Specifications and was Manufactured according to cGMP (if applicable) and the Manufacturing Process, then a Certificate of Compliance will be completed and approved by the quality assurance department of Manufacturer. This Certificate of Compliance, a Certificate of Analysis, the Specifications, and a complete and accurate copy of the Batch records (collectively, the “Batch Documentation”) for each Batch of Product will be delivered to Rhythm by a reputable overnight courier or by registered or certified mail, postage prepaid, return receipt required to verify delivery date. Upon request, at reasonable frequency, Manufacturer will also deliver to Rhythm all raw data, reports, authorizations, certificates, methodologies, raw material specifications, SOPs, standard test methods, and other documentation in the possession or under the control of Manufacturer relating to the Manufacture of each Batch of Product. If Rhythm requires additional copies of such Batch Documentation, these will be provided by Manufacturer to Rhythm at cost.

6.3                               Review of Batch Documentation; Acceptance. Rhythm will review the Batch Documentation for each Batch of Product and may test samples of the Batch of Product against the Specifications. Rhythm will notify Manufacturer in writing of its acceptance or rejection of such Batch within six (6) weeks of receipt of the complete Batch Documentation relating to such Batch. During this review period, the parties agree to respond promptly to any reasonable inquiry or request for a correction or change by the other party with respect to such Batch Documentation. Rhythm has no obligation to accept a Batch if such Batch does not comply with the Specifications and/or was not Manufactured in compliance with cGMP (if applicable) and the Manufacturing Process. Within eight (8) working days following Rhythm’s delivery of written notice of acceptance of a Batch, Rhythm shall provide to Manufacturer the information required by Section 7(a) and (b) and arrange for collection of the Batch by it or its designee.

6.4                               Disputes. In case of any disagreement between the parties as to whether Product conforms to the applicable Specifications or cGMP (if applicable), the quality assurance representatives of the parties will attempt in good faith to resolve any such disagreement and Rhythm and Manufacturer will follow their respective SOPs to determine the conformity of the Product to the Specifications and cGMP (if applicable). If the foregoing discussions do not resolve the disagreement in a reasonable time (which will not exceed thirty (30) days), a representative sample of such Product will be submitted to an independent testing laboratory mutually agreed upon by the parties for tests and final determination of whether such Product conforms with such Specifications. The laboratory must meet cGMP (if applicable), be of recognized standing in the industry, and consent to the appointment of such laboratory will not be unreasonably withheld or delayed by either party. Such laboratory will use the test methods contained in the applicable Specifications. The determination of conformance by such laboratory with respect to all or part of such Product will be final and binding on the parties absent manifest error. The fees and expenses of the laboratory incurred in making such determination will be paid by the party against whom the determination is made.

6.5                               Product Non-Compliance and Remedies. If a Batch of Product fails to conform to the Specifications or was not Manufactured in compliance with cGMP (if applicable) and the Manufacturing Process, then Manufacturer will, at Rhythm’s sole option:

(a)                                 refund in full the fees and expenses paid by Rhythm for such Batch, including, but not limited to, the cost of Rhythm Materials used in the Manufacture of such Batch; or

(b)                                 at Manufacturer’s cost and expense, including, but not limited to, the cost of Rhythm Materials used in the Manufacture of such Batch, Manufacture a new Batch of Product as soon as reasonably possible; or

(c)                                  where deemed possible by Manufacturer Rework or Reprocess the Product, at Manufacturer’s cost and expense, so that the Batch can be deemed to have been Manufactured in compliance with cGMP (if applicable) and the Manufacturing Process, and to conform to Specifications.

The parties agree that the table in Schedule 1 is indicative of the responsibility for such a failure, Moreover, the parties will meet to discuss, evaluate and analyze the reasons for and implications of the failure to comply with cGMP (if applicable) and/or the Manufacturing Process and will decide whether to proceed with or to amend the applicable Work Order via a Change Order, or to terminate such Work Order.

6.6                               Disposition of Non-Conforming Product. The ultimate disposition of non-conforming Product will be the responsibility of Rhythm’s quality assurance department.

7.                                      Delivery. Manufacturer agrees not to release or Deliver Product to Rhythm or its designee until it has received a written acceptance from Rhythm in accordance with Section 6.3, and approval from Rhythm or Rhythm’s designee to release. Manufacturer will ensure that each Batch will be delivered to Rhythm or Rhythm’s designee, (a) on the Delivery date designated by

Rhythm in accordance with Section 6.3, and (b) in accordance with the instructions for shipping and packaging specified by Rhythm in the applicable Work Order or as otherwise agreed to by the parties in writing. Delivery terms will be EXW Recipharm Monts site (Incoterms 2010). All required information to permit shipment and a bill of lading will be furnished to Rhythm with respect to each shipment.

8.                                      Fees and Payments.

8.1                               Price. The price of Product and/or the fees and expenses for the performance of Services will be set forth in the applicable Work Order.

8.2                               Invoice. Manufacturer will invoice Rhythm according to the invoice schedule in the applicable Work Order, referencing in each such invoice the Work Order(s) to which such invoice relates. Notwithstanding the foregoing, Manufacturer will not issue a final invoice for a Batch of Product until such time as such Batch has been delivered to Rhythm in accordance with Section 7. Payment of undisputed invoices will be due thirty (30) days after receipt of the invoice and reasonable supporting documentation by Rhythm.

(a)                                 Where the parties intend that Manufacturer will bear the VAT cost of the importing of excipients into France on behalf of Rhythm, Manufacturer shall invoice the amount of such anticipated VAT (as determined by Manufacturer in good faith) (plus an administration fee of 5%) to Rhythm three (3) weeks in advance of the anticipated payment date of such VAT. Rhythm shall pay such invoice as soon as reasonably practicable so as to assure that Manufacturer has received cleared funds prior to making the payment of such VAT. Upon determination of the actual amount of such VAT due and payable, Manufacturer shall promptly (i) pay such amount to the applicable taxing authority; (ii) provide documentation reasonably acceptable to Rhythm with respect to both the actual amount of such VAT and Manufacturer’s payment thereof; and (iii) refund to Rhythm the excess amount (if any) previously paid by Rhythm pursuant to the first two sentences of this Section 8.2(a) over such actual amount of such VAT paid by Manufacturer, or, if such actual amount of such VAT paid by Manufacturer exceeds such amounts previously paid by Rhythm, invoice Rhythm for the amount of such deficiency (any such invoice shall be due thirty (30) days after receipt of such invoice and reasonable supporting documentation by Rhythm).

8.3                               Payments. Rhythm will make all payments pursuant to this Agreement by check or wire transfer to a bank account designated in writing by Manufacturer. All payments under this Agreement will be made in Euros.

8.4                               Financial Records. Manufacturer will keep accurate records of all Services performed and invoice calculations, and, upon the request of Rhythm, will permit Rhythm or its duly authorized agents to examine such records during normal business hours for the purpose of verifying the correctness of all such calculations.

8.5                               Taxes. Duty, sales, use or excise taxes imposed by any governmental entity that apply to the provision of Services will be borne by Rhythm (other than taxes based upon the income of Manufacturer).

9.                                      Intellectual Property Rights.

9.1                               Rhythm Technology. All rights to and interests in Rhythm Technology will remain solely in Rhythm and no right or interest therein is transferred or granted to Manufacturer under this Agreement. Manufacturer acknowledges and agrees that it does not acquire a license or any other right to Rhythm Technology except for the limited purpose of carrying out its duties and obligations under this Agreement and that such limited, non-exclusive, license will expire upon the completion of such duties and obligations or the termination or expiration of this Agreement, whichever is the first to occur.

9.2                               Manufacturer Technology. All rights to and interests in Manufacturer Technology will remain solely in Manufacturer and, except as otherwise set forth in this Agreement, no right or interest therein is transferred or granted to Rhythm under this Agreement. Manufacturer hereby grants to Rhythm a non-exclusive, perpetual, irrevocable, royalty-free, transferable and sublicensable license to Rhythm and its Affiliates to use and modify Manufacturer Technology to develop, Manufacture, have Manufactured, distribute, offer for sale, sell, and otherwise dispose of Product.

9.3                               Improvements. Manufacturer agrees (a) to promptly disclose to Rhythm all patentable Improvements, and (b) that all Improvements will be the sole and exclusive property of Rhythm, and are hereby assigned to Rhythm (or its designee), and (c) that any such assignment to Rhythm (or its designee) shall be made without additional compensation to Manufacturer. Manufacturer will take such steps as Rhythm may reasonably request (at Rhythm’s expense) to vest in Rhythm (or its designee) ownership of the Improvements.

9.4                               Patent Filings. Rhythm will have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend, at its sole expense, any patents that claim or cover the Improvements.

9.5                               Technology Transfer. If Rhythm elects to Manufacture Product, or to have Product Manufactured by a third party, then Manufacturer will provide to Rhythm or its designee, all Manufacturing information, including, without limitation, documentation, technical assistance, materials and cooperation by appropriate employees of Manufacturer as Rhythm or its designee may reasonably require in order to Manufacture Product. Rhythm will compensate Manufacturer for such assistance at the hourly-rate(s) set forth in the applicable Work Order, or such other reasonable rate(s) as the parties may agree in writing.

10.                               Confidentiality.

10.1                        Confidential Information. During the Term and continuing thereafter, each party will keep confidential and not disclose to others or use for any purpose other than as necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement, all “Confidential Information”. As used in this Agreement, “Confidential Information” means any scientific, technical, trade or business information which is given by one party or its Affiliates or their respective employees or representatives to the other, either under a Confidentiality Agreement entered into by the parties in anticipation of this Agreement or under this Agreement, and which is treated by the disclosing party as confidential or proprietary or a trade secret, or is which is developed by one party for the other under the terms of this Agreement. Confidential Information of Manufacturer includes, but is not limited to, Manufacturer Technology. Confidential Information of Rhythm includes, but is not limited to, Rhythm Technology and Improvements. The restrictions of this Section 10.1 will not apply to any portion of the Confidential Information which (a) is known to the recipient at the time of disclosure and is not subject to another confidentiality obligation to the discloser or its Affiliates, as reasonably documented by recipient’s written records; (b) later becomes public knowledge through no fault of the recipient; (c) is received from a third party having the lawful right to disclose the information; or (d) is independently developed by or on behalf of recipient without use of or reliance upon discloser’s Confidential Information.

Information will not be deemed to be part of the “public domain” by reason solely that it is known to only a few of those people to whom it might be of commercial interest, and a combination of two (2) or more portions of the Confidential Information shall not be deemed to be generally available to the public by reason solely of each separate portion being so available.

10.2                        Permitted Disclosure. A party may disclose Confidential Information of the other party to (a) its Affiliates, and to its and their directors, employees, consultants, and agents in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use and (b) the extent such disclosure is required to comply with Applicable Law, the rules of any stock exchange or listing entity, or to defend or prosecute litigation; provided, however, that the recipient provides prior written notice of such disclosure to the discloser and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure, including upon the discloser’s request, seeking confidential treatment of such Confidential Information. Moreover, Rhythm may disclose Confidential Information of Manufacturer relating to the Development and/or Manufacture of Product to entities with whom Rhythm has (or may have) a marketing and/or development collaboration or to bona fide actual or prospective underwriters, investors, lenders or other financing sources or to potential acquirors of the business to which this Agreement relates, and who in each case have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use,

10.3                        Return of Confidential Information. This Agreement does not constitute the conveyance of ownership with respect to or a license to any Confidential Information, except as otherwise provided in this Agreement. Upon the expiration or termination of this Agreement for any reason, each party agrees, except as otherwise provided in this Agreement, to return to the other party all documentation or other tangible evidence or embodiment of Confidential Information belonging to the other party and not to use such Confidential Information, unless otherwise agreed. Notwithstanding the foregoing, one archival copy may be maintained by the recipient and kept confidential and segregated from the recipient’s regular files.

10.4                        Public Statements. Manufacturer will not make any public statements or releases concerning this Agreement or the transactions contemplated by this Agreement, or use Rhythm’s name in any form of advertising, promotion or publicity, without obtaining the prior written consent of Rhythm.

11.                               Representations and Warranties.

11.1                        Manufacturer’s Representations and Warranties. Manufacturer represents and warrants to Rhythm that:

(a)                                 it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, that are inconsistent with the provisions of this Agreement;

(b)                                 the execution and delivery of this Agreement by Manufacturer has been authorized by all requisite corporate action and this Agreement is and will remain a valid and binding obligation of Manufacturer, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(c)                                  the Services will be performed with requisite care, skill and diligence, in accordance with Applicable Law and industry standards, and by individuals who are appropriately trained and qualified;

(d)                                 it has and shall continue to have written agreements with its directors, officers, employees, agents, permitted subcontractors and representatives to effectuate the terms of this Agreement, including without limitation Sections 9 and 10 hereof, and shall enforce such agreements to provide Rhythm with the benefits thereof;

(e)                                  the conduct and the provision of the Services will not violate any patent, trade secret or other proprietary or intellectual property rights of any third party and it will promptly notify Rhythm in writing should it become aware of any claims asserting such violation;

(f)                                   it shall not knowingly use or incorporate any invention, discovery, technology, know-how and/or other intellectual property that is not owned by, or otherwise assignable by, Manufacturer in the performance of the Services without the prior written consent of Rhythm;

(g)                                  at the time of delivery to Rhythm, the Product Manufactured under this Agreement (i) will have been Manufactured in accordance with cGMP (if applicable) and all other Applicable Law, the Manufacturing Process, the applicable Quality Agreement, and Specifications, and (ii) will not be adulterated or misbranded under the FDCA or other Applicable Law; and

(h)                                 Manufacturer, its Affiliates, approved subcontractors, and each of their respective officers and directors, as applicable, and any person used by Manufacturer, its Affiliates or approved subcontractors to perform Services under this Agreement (i) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with the Services any person who has been debarred or is subject to a pending debarment pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), (iii) are not disqualified by any government or regulatory agencies from performing specific services, and are not subject to a pending disqualification proceeding, and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. Manufacturer will notify Rhythm immediately if Manufacturer, its Affiliates, approved subcontractors, or any of their respective officers or directors, as applicable, or any person used by Manufacturer, its Affiliates or approved subcontractors to perform Services under this Agreement is subject to any of the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Manufacturer’s knowledge, is threatened.

11.2                        Rhythm Representations and Warranties. Rhythm represents and warrants to Manufacturer that:

(a) it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights held by other parties, private or public, that are inconsistent with the provisions of this Agreement; and

(b) the execution and delivery of this Agreement by Rhythm has been authorized by all requisite corporate action and this Agreement is and will remain a valid and binding obligation of Rhythm, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

11.3                        Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

12.                               Indemnification.

12.1                        Indemnification by Manufacturer. Manufacturer agrees to indemnify, defend and hold harmless Rhythm, its Affiliates and its and their respective officers, directors, employees, subcontractors, and agents (collectively, the “Rhythm Indemnitees”) against any and all losses, damages, liabilities or expenses (including reasonable attorneys fees and other costs of defense) (collectively, “Losses”) in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Rhythm Indemnitee by any third party alleging the infringement of third-party rights by Rhythm’s use, in supplying the Products, of any process, method, Specification or information process or method, other than one supplied to Manufacturer by Rhythm.

12.2                        Indemnification by Rhythm. Rhythm agrees to indemnify, defend and hold harmless Manufacturer, its Affiliates and its and their respective officers, directors, employees, subcontractors, and agents (collectively, the “Manufacturer Indemnitees”) against any and all Losses in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Manufacturer Indemnitee by any third party to the extent they arise out of or relate to the use of the Product (except to the extent that such Losses are within the scope of the indemnification obligation of Manufacturer under Section 12.1),

12.3                        Indemnification Procedures. Each party shall notify the other party within thirty (30) days of receipt of any claims made for which the other party might be liable under Section 12.1 or 12.2, as the case may be. Subject to Section 12.4, the indemnifying party will have the sole right to defend, negotiate, and settle such claims. The indemnified party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist in such defense; provided, however, that the indemnifying party will have final decision-making authority regarding all aspects of the defense of any claim. The party seeking indemnification will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party. The parties understand that no insurance deductible will be credited against losses for which a party is responsible under this Section 12.

12.4                        Settlement. Neither party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent. If a settlement contains an absolute waiver of liability for the indemnified party, and each party has acted in compliance with the requirements of Section 12.3, then the indemnified party’s consent will be deemed given. Notwithstanding the foregoing, Manufacturer will not agree to settle any claim on such terms or conditions as would impair Rhythm’s ability or right to Manufacture, market, sell or otherwise use Product, or as would impair Manufacturer’s ability, right or obligation to perform its obligations under this Agreement.

12.5                        Limitation of Liability.

(a)                                 NEITHER PARTY WILL BE LIABLE TO THE OTHER UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, HOWEVER CAUSED, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT AS A RESULT OF A BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN SECTION 10. NOTHING IN THIS SECTION 12.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

(b)                                 Subject to Section 12.5(a), 12.5(c) and 12.6, the total liability of Manufacturer to Rhythm with respect to Services to be performed and Product supplied pursuant to this Agreement shall not exceed 100% of the amounts paid or payable by Rhythm to Manufacturer in respect of such Product under a Work Order, plus any applicable interest and/or legal fees. For avoidance of doubt, the limitation of liability contained in this Section 12.5(b) shall not apply to any indemnity obligations of Manufacturer pursuant to Section 12.1.

(c)                                  The total liability of Manufacturer to Rhythm with respect to any inability of Manufacturer to return any API/Drug Substance and/or Rhythm Materials (a) supplied to Manufacturer by Rhythm, and (b) not incorporated into finished Product delivered to Rhythm hereunder, shall not exceed 50,000 Euros.

12.6                        Exception to Limitations. Nothing in this Agreement shall exclude or limit the liability of a Party, to the extent such liability may not be excluded or limited, as a matter of law.

13.                               Insurance.

13.1                        Manufacturer Insurance. Manufacturer will secure and maintain in full force and effect throughout the term of this Agreement (and for at least five (5) years thereafter for claims made coverage), the following minimum insurance coverage with financially sound and nationally reputable insurers:

(a)                                 Commercial General Liability, including coverage for contractual liability assumed by Manufacturer and coverage for Manufacturer’s independent contractor(s), with a general aggregate limit of not less than Two Million United States Dollars ($2,000,000);

(b)                                 Public and Products Liability, exclusive of the coverage provided by the Commercial General Liability policy, with at least Two Million United States Dollars ($2,000,000) per occurrence and an aggregate limit of Two Million United States Dollars ($2,000,000);

(c)                                  “All Risk” Property, valued at replacement cost, covering loss or damage to the Facility and Rhythm’s property and materials in the care, custody, and control of Manufacturer; and

(d)                                 Contingent Motor Liability and Employer’s Liability, in such amounts and under such terms as are customary for similar companies providing like services.

13.2                        Evidence of Insurance. Manufacturer will furnish to Rhythm a certificate from an insurance carrier (having a minimum AM Best rating of A Stable) demonstrating the insurance requirements set forth above. The insurance certificate will confirm each of the following:

(a)                                 Rhythm and its Affiliates are named as an additional insured with respect to matters arising from this Agreement;

(b)                                 such insurance is primary and non-contributing to any liability insurance carried by Rhythm.

In addition, Manufacturer shall provide written notice to Rhythm within 20 days following any material change or cancellation of any of its insurance coverages referenced in Section 13.1.

13.3                        Insurance Information. Manufacturer will comply, at Rhythm’s expense, with reasonable requests for information made by Rhythm’s insurance provider representative(s), including permitting such representative(s) to inspect the Facility during operational hours and upon reasonable notice to Manufacturer. In regard to such inspections, the representative(s) will adhere to such guidelines and policies pertaining to safety and non-disclosure as Manufacturer may reasonably require.

14.                               Term and Termination.

14.1                        Term. This Agreement will take effect as of the Effective Date and, unless earlier terminated pursuant to this Section 14, will expire on the later of (a) three (3) years from the Effective Date, or (b) the completion of Services under all Work Orders executed by the parties prior to the third anniversary of the Effective Date. The term of this Agreement may be extended by Rhythm continuously for additional two (2) year periods upon written notice to Manufacturer at least thirty (30) days prior to the expiration of the then current term.

14.2                        Termination by Rhythm. Rhythm will have the right, in its sole discretion, to terminate this Agreement or any Work Order (a) upon sixty (60) days prior written notice to Manufacturer, or (b) immediately upon written notice if (i) in Rhythm’s reasonable judgment, Manufacturer is or will be unable to perform the Services in accordance with the agreed upon timeframe and/or budget set forth in the applicable Work Order, or (ii) Manufacturer fails to obtain or maintain any material governmental licenses or approvals required in connection with the Services.

14.3                        Termination by Either Party. Either party will have the right to terminate this Agreement or any signed Work Orders that are pending by written notice to the other party, upon the occurrence of any of the following:

(a)                                 the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for sixty (60) days);

(b)                                 the other party fails to start and diligently pursue the cure of a material breach of this Agreement within thirty (30) days after receiving written notice from the other party of such breach; or

(c)                                  a force majeure event that will, or continues to, prevent performance (in whole or substantial part) of this Agreement or any pending Work Order for a period of at least ninety (90) days. In the case of a force majeure event relating solely to a pending Work Order, the right to terminate will be limited to such Work Order.

14.4                        Effect of Termination. Manufacturer will, upon receipt of a termination notice from Rhythm, promptly cease performance of the applicable Services and will take all reasonable steps to mitigate the out-of-pocket expenses incurred in connection therewith. In particular, Manufacturer will use all commercially reasonable efforts to:

(a)                                 immediately cancel, to the greatest extent possible, any third party obligations;

(b)                                 promptly inform Rhythm of any irrevocable commitments made in connection with any pending Work Order(s) prior to termination;

(c)                                  to the greatest extent possible promptly return to the vendor for a refund all unused, unopened materials in Manufacturer’s possession that are related to any pending Work Order; provided, that Rhythm will have the option, but not the obligation, to take possession of any such materials;

(d)                                 promptly inform Rhythm of the cost of any remaining unused, unreturnable materials ordered pursuant to any pending Work Order(s) according to minimum order quantity of Manufacturer’s suppliers, and either deliver such materials to Rhythm (or its designee) or properly dispose of them, as instructed by Rhythm; and

(e)                                  perform only those services and activities mutually agreed upon by Rhythm and Manufacturer as being necessary or advisable in connection with the close-out of any pending Work Order(s).

14.5                        Return of Materials/Confidential Information. Upon the expiration or termination of this Agreement, each party will promptly return all Confidential Information of the other party that it has received pursuant to this Agreement as required by Section 10.3 and otherwise comply with the obligations set forth in Section 10.3. Manufacturer will also promptly return at Rhythm’s expense all Rhythm Materials, Rhythm Equipment, retained samples, data, reports and other property, information and know-how in recorded form that was provided by Rhythm, or developed in the performance of the Services, that are owned by or licensed to Rhythm.

14.6                        Inventories. Upon expiration or termination of this Agreement or a pending Work Order, Rhythm (a) shall purchase from Manufacturer any existing inventories of Product ordered under this Agreement that conforms to the Specifications and is Manufactured in accordance with cGMP (if applicable) and the Manufacturing Process, at the price for such Product set forth in the applicable Work Order, and (b) shall purchase any such Product in process held by Manufacturer as of the date of the termination, at a price to be mutually agreed (it being understood that such price will reflect, on a pro rata basis, work performed and non-cancelable out-of-pocket expenses actually incurred by Manufacturer with respect to the Manufacture of such in-process Product). Following any such purchase, if so directed by Rhythm in writing, Manufacturer shall dispose of such material at Rhythm’s cost.

14.7                        Payment Reconciliation. Within thirty (30) days after the close-out of a Work Order, Manufacturer will provide to Rhythm a written itemized statement of all work performed by it in connection with the terminated Work Order, an itemized breakdown of the costs associated with that work (including any outstanding costs for purchases under Section 14.6 or for Rhythm Equipment, and any irrevocable commitments made by Manufacturer in connection with any pending Work Order(s) prior to termination), and a final invoice for that Work Order. If Rhythm has pre-paid to Manufacturer more than the amount in a final invoice then Manufacturer agrees to promptly refund that money to Rhythm, or to credit the excess payment toward another existing or future Work Order, at the election of Rhythm.

14.8                        Survival. Expiration or termination of this Agreement for any reason will not relieve either party of any obligation accruing prior to such expiration or termination. Further, the provisions of Sections 1, 2.3, 4 (except for the first two sentences of Section 4.1 and the first sentence of Section 4.3), 5.2(c), 5.2(d), 5.4 through 5.7, 6, 9, 10, 12, 13, 14.4 through 14.8 and 15, and the provisions of any applicable Quality Agreement, will survive any termination or expiration of this Agreement.

15.                               Miscellaneous.

15.1                        Independent Contractor. All Services will be rendered by Manufacturer as an independent contractor for federal, state and local income tax purposes and for all other purposes. Manufacturer will not in any way represent itself to be a partner or joint venturer of or with Rhythm. This Agreement does not create an employer-employee relationship between Rhythm on the one hand and Manufacturer or any employee, subcontractors, Affiliate of Manufacturer, or any Manufacturer personnel on the other. Manufacturer is acting under this Agreement as an independent contractor with full power and authority to determine the means, manner and method of performance of Manufacturer’s duties. Manufacturer shall be responsible for and shall withhold and/or pay any and all applicable federal, state or local taxes, payroll taxes, workers’ compensation contributions, unemployment insurance contributions, or other payroll deductions from the compensation of Manufacturer’s employees and other Manufacturer personnel. Manufacturer understands and agrees that it is solely responsible for such matters and that it will indemnify Rhythm and hold Rhythm harmless from all claims and demands in connection with such matters.

15.2                        Force Majeure. Except as otherwise expressly set forth in this Agreement, neither party will have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, acts of God or acts, omissions, or delays in acting, by any governmental authority (“force majeure”). The party affected by any event of force majeure will promptly notify the other party, explaining the nature, details and expected duration of the force majeure event. Such party will also notify the other party from time to time as to when the affected party reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and to notify the other party of the cessation of any such event. A party affected by an event of force majeure will use its reasonable efforts to remedy, remove, or mitigate such event and the effects of it with all reasonable dispatch. If a party anticipates that an event of force majeure may occur, such party will notify the other party of the nature, details and expected duration of the force majeure event. Upon termination of the event of force majeure, the performance of any suspended obligation or duty will promptly recommence.

15.3                        Notices. All notices must be in writing and sent to the address for the recipient set forth in this Agreement below or in a subsequent notice as the recipient may specify in writing under this procedure. All notices must be given (a) by personal delivery, with receipt acknowledged, or (b) by first class, prepaid certified or registered mail, return receipt requested, or (c) by prepaid international express delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

If to Manufacturer, to:

Recipharm Monts SAS

18 route de Montbazon

37 260 Monts

France

Attention: General Manager

With a copy to :

Recipharm AB

Lagervägen 7,

SE-136 50 Jordbro,

Sweden

Attention : Legal

If to Rhythm, to:

Rhythm Pharmaceuticals, Inc.

500 Boylston Street, 11th Floor

Boston, MA 02116

USA

Attention: President

15.4                        Assignment. This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that Rhythm may, without such consent, but with notice to the Manufacturer, assign this Agreement, in whole or in part, (a) in connection with the transfer or sale of all or substantially all of its assets or the line of business or Product to which this Agreement relates, (b) to a successor entity or acquirer in the event of a merger, consolidation or change of control, or (c) to any Affiliate. Any purported assignment in violation of the preceding sentence will be void. Any permitted assignee will assume the rights and obligations of its assignor under this Agreement.

15.5                        Entire Agreement. This Agreement, including the attached Appendices and any fully-signed Work Orders, each of which are incorporated herein, constitute the entire agreement between the parties with respect to the specific subject matter of this Agreement and all prior agreements, including but not limited to the Confidentiality Agreement between the parties dated 2016 January 5 (the “CDA”)„with respect thereto are superseded; provided, that all Confidential Information exchanged under the CDA shall remain subject to continuing obligations of non-use, non-disclosure and return, as set forth herein and therein..

15.6                        No Modification. This Agreement and and/or any Work Order or Quality Agreement may be changed only by a writing signed by authorized representatives of both parties.

15.7                        Severability; Reformation. If for any reason a court of competent jurisdiction finds any provision of this Agreement or any portion of such a provision to be invalid or unenforceable, such provision will be reformed to the extent required to make the provision valid and enforceable to the maximum extent permitted by law.

15.8                        Governing Law. The validity, interpretation, and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, and related matters shall be governed by the laws of England, and all rights and remedies shall be governed by such laws without reference to choice of law doctrine. The parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods, and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

15.9                        Waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement. Any such waiver, extension or amendment will be evidenced by an instrument in writing executed by an officer authorized to execute waivers, extensions or amendments.

15.10                 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

15.11                 Headings. This Agreement contains headings only for convenience and the headings do not constitute or form a part of this Agreement, and should not be used in the construction of this Agreement.

15.12                 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other persons.

Schedule 1

Main Reason for Failure	Recipharm Batch Cost	Cost of Components	Cost of MPEG	Cost API
Stability Out of Specification, with all SOPS/process followed	Rhythm	Rhythm	Rhythm	Rhythm
Batch fails assay or other chemical test, with all SOPS/process followed	Rhythm	Rhythm	Rhythm	Rhythm
Fails due to Rhythm Equipment operated by Recipharm	Recipharm	Recipharm	Rhythm	Rhythm
Fails Sterility, from facility, utilities, water, components, disposable/Recipharm eqt	Recipharm	Recipharm	Recipharm	Recipharm
Recipharm non compliant with SOPs or cGMPs	Recipharm	Recipharm	Recipharm	Recipharm

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

RHYTHM PHARMACEUTICALS, INC.		RECIPHARM MONTS SAS

By	/s/ Bart Henderson	By	/s/ Michel SAUDEMON

Print Name	Bart Henderson	Print Name	Michel SAUDEMON

Title	President	Title	General Manager

Date	12/27/16	Date	2016, December 23rd

		By	/s/ Kjell JOHANSSON

		Print Name	Kjell JOHANSSON

		Title	President, Manuf. Services EU

		Date	5/1-2017

APPENDIX A

SAMPLE WORK ORDER

THIS WORK ORDER is by and between RHYTHM PHARMACEUTICALS, INC., (“Rhythm”) and RECIPHARM MONTS SA (“Manufacturer”), and upon execution will be incorporated into the Development and Manufacturing Services Agreement between Rhythm and Manufacturer dated December 21, 2016 (the “Agreement”). Capitalized terms in this Work Order will have the same meanings as set forth in the Agreement.

Rhythm hereby engages Manufacturer to provide Services, as follows:

1.                                      API/Drug Substance and Product.

Describe the specific API/Drug Substance(s) and Product(s).

2.                                      Services. Manufacturer will render to Rhythm the following Services:

Describe the specific Services to be conducted by Manufacturer or attach Manufacturer’s proposal.

3.                                      Facilit(ies). The Services described above will be rendered at the following facilities of Manufacturer:

Include Facility address(es).

4.                                      Rhythm Materials. Rhythm will provide to Manufacturer the following materials to be used by Manufacturer to perform the Services:

Describe specific materials, including without limitation API, being provided by Rhythm to Manufacturer.

5.                                      Rhythm Equipment.

Include any equipment that will be provided by Rhythm to Manufacturer to be used by Manufacturer in performance of the Services.

6.                                      Manufacturer Representative. Name and Title

7.                                      Rhythm Representative.         Name and Title

8.                                      Compensation. The total compensation due Manufacturer for Services under this Work Order is INSERT WRITTEN AMOUNT (INSERT NUMERICAL AMOUNT). Manufacturer will invoice Rhythm for all amounts due under this Work Order. Such amounts will be invoiced in United States Dollars to the attention of [INSERT NAME] as follows: [INSERT INVOICE SCHEDULE]. All undisputed payments will be made by Rhythm within thirty (30) days of its receipt of an invoice and reasonable supporting documentation. Payments will be made in United States Dollars.

9.                                      [Quality Agreement. The provisions of the Quality Agreement, attached hereto as Attachment 1, are incorporated herein by reference.]

All other terms and conditions of the Agreement will apply to this Work Order.

WORK ORDER AGREED TO AND ACCEPTED BY:

RHYTHM PHARMACEUTICALS, INC.	RECIPHARM MONTS SA

By	By

Print Name	Print Name

Title	Title

Date	Date

By

Print Name

Title

Date